Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FIRST QUARTER 2025

Ocala, FL. March 14, 2025 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its first quarter ended February 1, 2025. Sales for the first quarter of 2025 were $12.2 million compared to $14.8 million recorded in the first quarter of 2024. Income from operations for the first quarter of 2025 was $2.3 million versus $2.7 million in the same period a year ago. Net income after taxes was $2.0 million as compared to $2.3 million for the same period last year. Earnings per share for the first quarter of 2025 were $0.61 per share ($0.60 diluted) compared to $0.72 per share ($0.71 diluted) last year.

Nobility’s financial position during the first quarter of 2025 remains strong with cash and cash equivalents, certificates of deposit and short-term investments of $29.6 million and no outstanding debt. Working capital is $44.8 million and our ratio of current assets to current liabilities is 6.1:1. Stockholders’ equity is $58.6 million and the book value per share of common stock increased to $17.93.

The Board of Directors on March 14, 2025 declared a one-time cash dividend of $1.25 per common share for the fiscal year 2024. The cash dividend is payable on April 14, 2025, to stockholders of record as of March 31, 2025. Nobility Homes has distributed one-time cash dividends for the last seven fiscal years.

Terry Trexler, President, stated, “Net sales decreased in first quarter of 2025 as compared to the prior year because of the decrease in the number of retail homes sold and manufactured. We believe the higher interest rates on mortgages are negatively impacting sales as compared to the prior year. There also remain delays in the receipt of certain key production materials from suppliers, back orders, price increases and labor shortages which continue to cause delays in the completion of the homes at our manufacturing facility and the set-up process of retail homes in the field. Our inability to timely deliver and set up homes to customers has negatively impacted sales and earnings. We expect these challenges will continue into fiscal year 2025. The Company also continues to experience inflation in several building products resulting in increases in our material and labor costs which may increase the wholesale and retail selling prices of our homes. We believe that potential customers have delayed or deferred purchasing decisions when considering the interest rate environment.

The current demand for affordable manufactured housing in Florida and the U.S. has slowed due to the interest rate environment and increased costs associated with mortgages. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2024 through January 2025 declined by approximately 15% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2024, we celebrated our 57th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 34 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, tariffs, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, the impact of higher interest rates on mortgage financing, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks, or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	February 1, 2025	November 2, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,291,084	$13,521,296
Certificates of deposit	12,648,261	13,021,839
Short-term investments	677,101	680,017
Accounts receivable - trade	1,922,015	2,935,517
Mortgage notes receivable	4,029	4,505
Inventories	20,274,265	21,039,344
Prepaid expenses and other current assets	1,689,525	1,727,034

Total current assets	53,506,280	52,929,552
Property, plant and equipment, net	8,355,317	8,280,695
Mortgage notes receivable, less current portion	141,728	141,728
Other investments	489,438	463,633
Property held for resale	26,590	26,590
Deferred income taxes	60,628	60,628
Cash surrender value of life insurance	4,590,813	4,539,813
Other assets	156,287	156,287

Total assets	$67,327,081	$66,598,926

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$768,291	$753,317
Accrued compensation	623,834	800,013
Accrued expenses and other current liabilities	1,503,417	1,826,042
Income taxes payable	616,093	692,303
Customer deposits	5,198,247	5,930,728

Total current liabilities	8,709,882	10,002,403

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,268,829 shares outstanding	536,491	536,491
Additional paid in capital	11,180,941	11,140,687
Retained earnings	76,658,205	74,677,783
Less treasury stock at cost, 2,095,832 shares	(29,758,438)	(29,758,438)

Total stockholders’ equity	58,617,199	56,596,523

Total liabilities and stockholders’ equity	$67,327,081	$66,598,926

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	February 1, 2025	February 3, 2024
Net sales	$12,241,742	$14,767,998
Cost of sales	(8,270,957)	(10,033,652)

Gross profit	3,970,785	4,734,346
Selling, general and administrative expenses	(1,676,650)	(2,032,330)

Operating income	2,294,135	2,702,016

Other income (loss):
Interest income	285,278	297,999
Undistributed earnings in joint venture - Majestic 21	25,805	22,174
Proceeds received under escrow arrangement	38,152	—
(Decrease) increase in fair value of equity investment	(2,916)	50,799
Miscellaneous	8,759	50,541

Total other income	355,078	421,513

Income before provision for income taxes	2,649,213	3,123,529
Income tax expense	(668,791)	(785,092)

Net income	$1,980,422	$2,338,437

Weighted average number of shares outstanding:
Basic	3,268,829	3,268,829
Diluted	3,277,204	3,277,565
Net income per share:
Basic	$0.61	$0.72
Diluted	$0.60	$0.71